    EXHIBIT 10.1

March 8, 2024

Robert Harris
Delivered via email

Dear Robert,

We are pleased to formalize in writing your new role with Americold as Senior Vice President & Chief Accounting Officer. Based on your new position within the company the following offer provisions should be attractive and can be summarized within these points:
•Your promotion effective date will be March 11, 2024.

•You will report to me and remain located out of the Atlanta Corporate office.

•In your new position, your new annual salary will be $375,000.00, which on a bi-weekly basis is $14,423.08.

•You will remain eligible to participate in the Company’s Annual Incentive Plan (“AIP”). Your annual incentive compensation opportunity for meeting stated performance goals is targeted at 50% of your earnings and will be paid in accordance with the terms of the AIP.

•You will continue to be eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) in such amounts and at such times as the Compensation Committee of the Board of Directors shall determine at its sole discretion. All awards will be subject to the terms and conditions of the Plan. Based on the timing of your promotion, your 2024 annual award will be awarded on March 11, 2024. However, for your time-based award, we will align the vest date of that award with the Company’s normal annual cycle vesting schedule, which will be March 8th.

•Additional details such as notice to leave the company and any other termination provisions will be reflected in the Americold Logistics LLC Severance Benefits Plan that will be provided to you separately.

•Your other existing health and welfare benefits will remain “as is” and your Paid Time Off (PTO) will align with the Company’s PTO policy for your role. The Company reserves the right to modify benefit offerings due to plan amendments as needed.
Robert, we are excited about the opportunities ahead and the contributions we see you making in your new role. We are convinced you will continue to add significant value to the success of Americold and the team looks forward to making your transition to your new position within the Americold family as smooth as possible.

Please note that Americold is an “at will” employer. You have the right to review this job offer with anyone you choose, at your cost. This offer shall remain open until March 11, 2024.
With best regards,
Jay Wells

Jay Wells
EVP & Chief Financial Officer
cc: Lisa Chasey, Sam Charleston

Please sign below to confirm your understanding and acceptance of the above terms and conditions. Return one copy to HR and maintain one copy for your records.
Signature:	/s/ Robert Harris	Date:	March 8 , 2024

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com